Exhibit 10.8

Spousal Consent Letter

I, Jinfeng HUANG (ID No.: ***, hereinafter referred to as the “Shareholder”) and my spouse, Lei SUN (ID No.: ***, hereinafter referred to as the “Spouse”), pursuant to each of the Share Purchase Agreements (hereinafter collectively referred to as the “Subscription Agreements”) jointly entered into by and among the Shareholder, Yatsen Holding Limited (hereinafter referred to as the “Company”), Guangzhou Yatsen Global Co., Ltd. (hereinafter referred to as the “WFOE”) and other related parties, and as a condition to the Closing (as defined in the Subscription Agreements) thereunder, unconditionally and irrevocably acknowledge and agree as follows as of October 28, 2020:

1. As of the date hereof, the Shareholder holds certain equity interest in Huizhi Weimei (Guangzhou) Trading Co., Ltd. (hereinafter referred to as the “Domestic Company”). The Shareholder enjoys the full and ultimate shareholder rights and interests corresponding to such equity interest above.

2. The Spouse knows and acknowledges the following documents executed by the Shareholder (hereinafter referred to as the “Controlling Documents”), and agrees to dispose of the equity interest in the Domestic Company, which is held by the Shareholder and registered under his name, pursuant to the following documents:

(1)	The Second Amended and Restated Equity Pledge Agreement, dated as of October 28, 2020, by and among the Shareholder, the WFOE, the Domestic Company and other shareholder of the Domestic Company;

(2)

The Second Amended and Restated Exclusive Call Option Agreement, dated as of October 28, 2020, by and among the Shareholder, the WFOE, the Domestic Company and other shareholder of the Domestic Company;

(3)	The Second Amended and Restated Agreement for Shareholder Rights Entrustment and Power of Attorney, dated as of October 28, 2020, executed and issued by the Shareholder.

3. The Spouse undertakes that she will not, at any time, take any action to hinder the disposition of the equity interest under the Controlling Documents.

4. The Spouse further acknowledges that the Shareholder’s performance of the Subscription Agreements, the other Transaction Documents (as defined in the Subscription Agreements) and the Controlling Documents, and further modification or termination by the Shareholder of such documents do not require separate authorization or consent of the Spouse.

5. The Spouse undertakes to execute all necessary documents and take all necessary actions to ensure the due performance of the Subscription Agreements, other Transaction Documents and the Controlling Documents (as amended from time to time).

6. During the continuation of marriage, the Spouse undertakes not to make any claim with respect to the equity interest directly or indirectly held by the Shareholder in the Company or the Domestic Company, the full and ultimate shareholder rights and interests corresponding to such equity interest, and any other interests (if any) then to which the Shareholder is entitled to in any Group Company (as defined in the Subscription Agreements) (collectively, the “Subject Rights and Interests”); the Shareholder shall be entitled to the exclusive and complete voting and disposal rights with respect to the Subject Rights and Interests, and the Spouse shall not make any objection to the Shareholder’s exercise of such rights.

7. If the Shareholder and the Spouse need to divide their jointly-owned property due to divorce, the Shareholder and the Spouse shall use their best efforts in good faith to negotiate and make proper arrangement for the division of the jointly-owned property, and such division shall not adversely affect the normal operation of any Group Company.

8. If, after divorce and property division, a portion of the Shareholder’s Subject Rights and Interests are divided to the Spouse, the Spouse hereby irrevocably agrees that the Shareholder then shall remain the only shareholder corresponding to such Subject Rights and Interests recorded in the register of members and Charter Documents (as defined in the Subscription Agreements) of any Group Company, and/or registered with relevant government authorities (if applicable), and the Spouse shall irrevocably delegate to the Shareholder all voting rights with respect to such Subject Rights and Interests, and the Shareholder shall exercise such voting rights in good faith. Moreover, except for the voting rights, other rights with respect to such Subject Rights and Interests shall still belong to the Spouse.

9. If the Spouse is registered as a shareholder of the Domestic Company by the relevant government authorities for any reason, the Spouse shall be bound by the Controlling Documents (as amended from time to time), and comply with the obligations thereunder as the shareholder of the Domestic Company. And for such purpose, upon request of the WFOE, the Spouse shall execute a series of written documents in substantially the similar form and substance as the Controlling Documents (as amended from time to time); and in no event shall the Spouse, directly or indirectly, actively or passively, take any action, or bring any claim or action that is inconsistent with the above arrangements.

Moreover, the Spouse agrees and undertakes that the Spouse shall be bound by the Controlling Documents and the Exclusive Business Cooperation Agreement (as amended from time to time) entered into between the WFOE and the Domestic Company dated as of July 26, 2019 (hereinafter referred to as the “Exclusive Business Cooperation Agreement”), and shall comply with the obligations thereunder as the shareholder of the Domestic Company and, for such purpose, upon request of the WFOE, shall execute a series of written documents that are necessary for the continuation and performance of the Controlling Documents and the Exclusive Business Cooperation Agreement (as amended from time to time).

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[Signature Page to Spousal Consent Letter]

/s/ Jinfeng HUANG
Jinfeng HUANG

/s/ Lei SUN
Lei SUN